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                                                                    Exhibit 99.1


(SOUTHWEST BANK OF TEXAS LOGO APPEARS HERE)


                                                                   PRESS RELEASE


                        SCOTT J. MCLEAN ELECTED PRESIDENT

                   OF SOUTHWEST BANCORPORATION OF TEXAS, INC.


                             BANK INITIATES DIVIDEND


         HOUSTON - Aug. 7, 2003 -- Southwest Bancorporation of Texas, Inc. (NASDAQ: SWBT) announced today that Scott J. McLean has been elected President of Southwest Bank of Texas N.A. and its parent company, Southwest Bancorporation of Texas, Inc. The Company also announced that it would begin paying dividends.

         "These are two important events that indicate the progress of Southwest Bank of Texas," said Paul B. Murphy, Jr., Chief Executive Officer of Southwest Bank of Texas. "Scott McLean is known throughout Texas as a banking leader and I am very pleased to have him take on expanded responsibilities as we continue the tremendous growth we have experienced over our 13-year history. In light of the recent tax law changes, we believe that the commencement of a dividend will help optimize total return to our shareholders. We will remain a well capitalized bank and will still have significant room to grow."

         McLean, who will continue to report to Murphy, will be responsible for commercial, retail and private banking, capital markets and corporate communications.

         Walter E. Johnson, Chairman, noted: "These are significant events in the history of our Bank. Scott's leadership has already made him an instrumental part of planning our future growth and direction, and I look forward to working with him more in the future. The addition of a dividend is also an important recognition of our progress. I could not be more pleased with the quality of our bankers. They are the ones who have enabled this Bank to become one of the top 100 U.S. banks in a little more than a decade."

          McLean, who has 24 years of Texas banking experience, began his career with Texas Commerce Bank, which became part of JP Morgan Chase. He rose through the ranks serving in leadership positions in Dallas where he was President and El Paso where he was Chairman. Prior to joining Southwest Bank of Texas in July 2002, he was President of the Houston region of JP Morgan Chase.


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         "As we expand geographically and continue to enhance our products and services, we will benefit from Scott's expertise, his strategic insights and his total commitment to customer relationships," added Murphy. "He is an invaluable contributor and already has made a significant impact on our strategic initiatives and direction. Personally and professionally, it has been very positive to have Scott on our team."

          Noted McLean: "It is amazing to realize that in a little more than a decade, Southwest bankers have created the largest independent bank in Houston with $5.4 billion in assets, over 1,600 employees, 42 locations and a market capitalization of $1 billion. That is a record that is hard to match. I feel fortunate to be part of a unique growth story that is being created by this tremendous team of bankers."

         McLean is an active volunteer who just completed two years as chairman of the United Way of the Gulf Coast. He is a board member of the Memorial Hermann Hospital System and the Sam Houston Area Council Boy Scouts of America and is a member of Young Presidents Organization. He also serves on the vestry of St. Martin's Episcopal Church. When in Dallas, he served as Chairman of the Dallas United Way campaign, as president of Southern Methodist University's Alumni Association and as chairman of the Texas Business Hall of Fame Foundation. He also was a board member of Presbyterian Hospital and Children's Medical Hospital in Dallas. While in El Paso, he was chairman of the Chamber of Commerce and served as a member of the executive committee for Providence Hospital and the Paso Del Norte Health Foundation.

         McLean received his Bachelor of Business Administration from Southern Methodist University and his MBA from Northwestern University J.L. Kellogg Graduate School of Management.

         The dividend will be five cents per share and will be paid September 15, 2003, to shareholders of record on September 1, 2003.

Southwest Bancorporation of Texas, Inc., the parent company of Southwest Bank of Texas N.A. is the largest independent bank holding company headquartered in Houston, Texas. The Company focuses on commercial lending, treasury management and investment services for businesses in the southwest, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company, with $5.44 billion in assets, has 42 full-service branches located throughout the Houston metropolitan area and a loan production office in Dallas.

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipated," "intend," "plan," "believe,"


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"seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Contacts:

Sarah Peterson, SVP Investor Relations & Corporate Communications
713-232-1115
speterson@swbanktx.com

Darren Craig, AVP Corporate Communications
713-232-1433
dcraig@swbanktx.com

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